PRESS RELEASE

Industrial Services of America, Inc. Reports Fourth Quarter and Year-end Results

-- Annual net income of $1,101,597

-- Annual EPS of $0.31 per diluted share

-- Fourth quarter net income of $415,536

-- Fourth quarter EPS of $0.12 per diluted share

Industrial Services of America, Inc. IDSA, a leading provider of logistics management services, equipment and processes for waste, recyclable commodities and other materials, announced audited financial results for the fourth quarter and year ending December 31, 2005. Financial results for the fourth quarter and year ending December 31, 2005 as previously reported in preliminary press release dated February 15, 2006 have not changed. A complete report is available in the Company's Form 10-K, which is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Highlights:

-- Total revenues for the year of 2005 were $117.4 million compared with total revenues for the year of 2004 of $139.6 million.

-- Income before income taxes for the year of 2005 was $1,842,030 compared to $2,509,195 for the year of 2004.

-- Net income for the year of 2005 was $1,101,597 (basic and diluted earnings of 31 cents per share) compared with net income of $1,497,194 (basic earnings of 43 cents per share and diluted earnings of 42 cents per share) for the year of 2004.

-- EBITDA for the year of 2005 was $3,625,714 compared with EBITDA of $4,238,942 for the year of 2004.

-- Total revenues for the fourth quarter of 2005 were $19.7 million compared with total revenues for the fourth quarter of 2004 of $32.5 million.

-- Income before income taxes for the fourth quarter of 2005 was $698,593 compared to $409,132 for the fourth quarter of 2004.

-- Net income for the fourth quarter of 2005 was $415,536 (basic and diluted earnings of 12 cents per share) compared with net income of $254,633 (basic and diluted earnings of 7 cents per share) for the fourth quarter of 2004.

-- EBITDA for the fourth quarter of 2005 was $1,138,091 compared with EBITDA of $865,461 for the fourth quarter of 2004.

Industrial Services of America, Inc. Management's Comments

With the release of our earnings for the year of 2005, we are pleased to announce that we have now recorded eleven consecutive profitable quarters, allowing us to pay down our long-term debt in full. This sustained profitability continues to place us in a stronger financial position, allowing for greater flexibility to adjust to changing economic market conditions. Our goal is to remain dedicated to the recycling, management services, and equipment industry while sustaining steady growth at an acceptable profit, adding to the net worth of the Company, and providing positive returns for our stockholders.

Record levels of production in 2004 in our ferrous material operations were based on high demand for ferrous materials worldwide. As the demand for ferrous materials declined during 2005, our goal shifted to purchasing, upgrading and selling our recycling products to maximize profitability based on market conditions. As a result of the decrease in shipments, earnings for the year of 2005, while consistent with historical data, were not as high as in 2004 when demand and production were abnormally high.

As the demand for ferrous materials declined during 2005, the demand for nonferrous materials increased as copper and aluminum metal prices have risen to historic highs. Earnings doubled within our Louisville non-ferrous division for 2005 compared to 2004. We believe we will maintain this momentum throughout the year of 2006.

Our Computerized Waste Services Department and our Waste Equipment Sales and Service Department are now working more closely together to provide waste equipment and management services in a more efficient manner to our customers. Certain efficiencies which have resulted from this combined effort will help us lower our operating expenses without sacrificing our capacity to take on new business.

On September 16, 2005, we announced that Home Depot, Inc. had notified us that they would allow our management services agreement with them to expire effective October 30, 2005. Under that agreement, our Computerized Waste Systems segment was responsible for managing and overseeing the removal of solid waste and recyclable material for all locations designated by Home Depot. Those locations exceeded 2,000 stores. Home Depot paid us a monthly management fee and a percentage of the gross sales of all of Home Depot's marketable recyclables. Although we may not be able to replenish this lost revenue from the management service segment of our business, we believe that the remaining segments of our business will generate increased revenue, particularly in the recycling business, and gross profit to potentially more than offset in the near term the lost gross profit derived from the Home Depot contract.

Industrial Services of America, Inc., is a Louisville, Ky.-based logistics management services company servicing commercial, industrial and logistics customers nationwide. Industrial Services of America, Inc. provides scrap processing, waste and recycling management services, and equipment sales and service. Industrial Services of America, Inc. also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

FINANCIAL RESULTS AND
SUPPLEMENTAL FINANCIAL INFORMATION
FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		YEAR ENDED
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Revenue from services	$ 11,690,829	$ 21,888,720	$ 84,451,367	$ 93,275,079
Revenue from product sales	8,036,924	10,656,972	32,930,492	46,312,997
Total revenue	19,727,753	32,545,692	117,381,859	139,588,076

Cost of goods sold for services	10,776,651	20,888,970	80,600,770	89,443,927
Cost of goods sold for product sales	6,884,677	9,824,745	29,175,791	41,942,233
Total cost of goods sold	17,661,328	30,713,715	109,776,561	131,386,160

Selling, general and administrative expenses	1,434,397	1,408,544	5,816,605	5,564,023

Income before other income (expense)	632,028	423,433	1,788,693	2,637,893

Other income (expense)
Interest expense	(4,210)	(45,773)	(74,016)	(191,586)
Interest income	50,859	18,762	126,578	56,783
Gain/(loss) on sale of assets	19,339	(3,796)	(2,649)	(15,727)
Other income, net	577	16,506	3,424	21,832
	66,565	(14,301)	53,337	(128,698)

Income before income taxes	698,593	409,132	1,842,030	2,509,195

Provision for income taxes	283,057	154,499	740,433	1,012,001

Net income	$ 415,536	$ 254,633	$ 1,101,597	$ 1,497,194

Basic earnings per share	$ 0.12	$ 0.07	$ 0.31	$ 0.43

Diluted earnings per share	$ 0.12	$ 0.07	$ 0.31	$ 0.42

Weighted average shares outstanding:
Basic	3,571,734	3,555,468	3,575,202	3,473,887

Diluted	3,585,727	3,590,625	3,593,810	3,592,799

Industrial Services of America, Inc.
Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending Dec. 31,		Year ending Dec. 31,
	2005	2004	2005	2004
Net Income	415,536	254,633	1,101,597	1,497,194
Interest expense	4,210	45,773	74,016	191,586
Income taxes	283,057	154,499	740,433	1,012,001
Depreciation	435,288	410,556	1,709,668	1,538,161
Amortization	-	-	-	-
EBITDA (1)	1,138,091	865,461	3,625,714	4,238,942

(1)

EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense. We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/